UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2026

Imunon, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100, Lawrenceville, NJ	08648-2311
(Address of principal executive offices)	(Zip Code)

(609) 896-9100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	IMNN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on June 2, 2026, Imunon, Inc. (the “Company”) entered into a securities purchase agreement with Streeterville Capital, LLC (the “Investor”), providing for the issuance and sale by the Company, and the purchase by the Investor, of (i) 250 shares of the Company’s Series A Preferred Stock, par value $0.01 per share, at a price of $10,000 per share, for aggregate proceeds of $2,500,000; (ii) a Secured Promissory Note A-1 in an original principal amount of $2,720,000 (the “A-1 Note”); and (iii) a Secured Promissory Note B in an original principal amount of $5,000,000.

On September 28, 2026, the Company and the Investor entered into an Exchange Agreement (the “Exchange Agreement”). Pursuant to the Exchange Agreement, $1,200,000 of the principal amount of the A-1 Note (together with any accrued and unpaid interest thereon) will be exchanged for 120 shares (the “Preferred Shares”) of the Company’s Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) at a price of $10,000 per share (the “Exchange”). Upon the Exchange, the Company’s obligations under the A-1 Note will be reduced by the amount of principal and interest so exchanged.

No other terms of the A-1 Note were changed, and the A-1 Note remains in full force and effect in accordance with its terms.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated into this Item 3.02 by reference.

The Preferred Shares were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 28, 2026, the Company filed a certificate of designation of preferences and rights (the “Certificate of Designation”) of the Series B Preferred Stock with the Secretary of State of the State of Delaware, designating 200 shares of Series B Preferred Stock, which became effective upon filing.

Each share of Series B Preferred Stock has a stated value of $12,000 (the “Stated Value”) and accrues from the date of issuance a return of 8% per year, payable in cash or via the issuance of additional shares of Series B Preferred Stock (the “Preferred Return”). The Series B Preferred Stock is not convertible into shares of common stock or any other class or series of stock of the Company.

Subject to the terms and conditions set forth in the Certificate of Designation, at any time the Company may elect to redeem all or any portion of the Series B Preferred Stock then issued and outstanding from all of the holders of Series A Preferred Stock (a “Corporation Optional Redemption”) by paying to such holders an amount in cash equal to the Series B Preferred Liquidation Amount (as defined in the Certificate of Designation) then applicable to the shares of Series B Preferred Stock being redeemed, multiplied by 110%.

The Company will be subject to customary covenants while any shares of Series B Preferred Stock remain outstanding. The Certificate of Designation also contains certain events of default. Following the occurrence of an event of default, the Preferred Return would increase by 15% per year, which may be applied in respect of up to three separate events of default.

The Series B Preferred Stock confers no voting rights on holders, except with respect to matters that materially and adversely affect the voting powers, rights or preferences of the Series B Preferred Stock or as otherwise required by applicable law.

The foregoing description of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation of Preferences and Rights of Series B Preferred Stock.
10.1	Exchange Agreement, dated September 28, 2026, by and between the Company and Streeterville Capital, LLC.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMUNON, INC.

	By:	/s/ Josh Blacher
Josh Blacher
Chief Financial Officer

Date: September 29, 2026